Exhibit 10.7

AGREEMENT

This Agreement between Global Healthcare Recovery Services, LLC, (“Global”) and Medical Solutions Management, Inc. (“Client”) for the provision of certain billing services by Global in exchange for the Fees.

This Agreement applies to Services outlined in Exhibit A.

1. Services of Global: Global shall provide the services set forth on Exhibit A hereto and made a part hereof (collectively, the “Services”). In addition, and as part of the Services, upon request by Client, Global will prepare and submit weekly detailed reports regarding all of the Services. Client acknowledges and agrees that Global is responsible only for the diligent and professional conduct of the Services and Global is not responsible for: (I) the truth, accuracy or completeness of the medical or other records provided to Global by Client; or (ii) the implementation (in the absence of direct supervision and control by Global) by Client staff of the various policy and procedure changes that may be developed or suggested by Global as part of the Services. The scope of services provided herein may be amended from time to time if agreed to by both parties.

2. Term: This Agreement will become effective on June 5, 2007 and shall, unless sooner terminated as provided below or as otherwise agreed, remain effective for an initial term of twenty-four (24) months following the execution of this Agreement (“Initial Term”).

3. Obligations of Client: Client will provide Global employees with full and complete access to the Client’s Facility (“Facility”) and all patients’ records therein and shall use diligent efforts to ensure that Facility staff provides full and complete cooperation and assistance to Global in connection with the performance of the Services.

4. Fees: In consideration of the services provided to the Client by Global, the Client shall compensate Global by paying the amounts set forth on Exhibit B hereto (collectively, “Fees”).

5. Indemnification: Client agrees to defend, hold harmless, and indemnify Global, and Global’s directors, officers, employees and agents, against any loss, cost, suit, claim, action, cause of action, demand, damage, liability or expense, including reasonable attorney’s fees and court costs, (in any case, a “Global Claim”) to the extent arising out of (a) any breach of the terms of this Agreement by Client or (b) the willful misconduct or negligence of Client, Client’s or the Facility’s employees, agents or independent contractors (excluding Global). Global agrees to defend, hold harmless, and indemnify Client, and Client’s directors, officers, employees and agents, against any loss, cost suit, claim, action, cause of action demand, damage, liability or expense, including reasonable attorney’s fees and court costs (in any case, a “Client Claim”) but only if: (1) a court of competent jurisdiction has found such Client Claim to have resulted from the willful misconduct of Global or Global’s employees, agents or independent contractors, or (2) such Client Claim is incurred as a result of a settlement at the request of Global of a claim founded on the willful misconduct of Global. The respective obligations of Client and Global to provide indemnification under this Section 5 will include the full cost and expense of the defense of any claim or proceeding for which the indemnitee is entitled to be indemnified hereunder. In no event will any indemnitor under this section 5 be liable for consequential, indirect, special, punitive or like damages on account of any breach of this Agreement under the provisions of this Section 5 or otherwise.

6. Termination: This Agreement may be terminated by either party hereto, during the Initial Term for any reason, upon thirty (30) days prior written notice to the other party thereto. Notwithstanding any such termination, the Client shall continue to be obligated to pay Global: (a) the Fees attributable to Services delivered by Global through the effective date of such termination in accordance with Section 4 hereof. Global and Facility will fully cooperate to turn over any information and/or records.

7. Independent Contractor: The relationship of Global to the Facility and Client shall be that of independent contractor, and neither shall be the joint venturer or partner of the other with respect to the performance of the obligations of either under this Agreement and neither shall be liable for the debts of the other.

8. Entire Agreement; Invalidity; No Waiver; Amendment: This Agreement contains the entire understanding of the parties with respect to the subject matter hereof. The invalidity of one or more of the phrases, sentences, clauses, sections or articles contain in this Agreement shall not affect the remaining portions so long as the material purposes of this Agreement can be determined and effectuated. Failure of either party to enforce a right under this Agreement shall not act as a waiver of that right or the ability later to assert that right relative to the particular situation involved or to terminate this Agreement for any subsequent default or breach relating to that right. This Agreement may not be amended in any respect whatsoever except by a further agreement, in writing, fully authorized and executed by each of the parties.

9. Assignment; Third Parties: This Agreement may not be assigned by any one party hereto without the consent of the other party. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and permitted assigns. This Agreement shall not confer any rights or benefits to or upon any person or entity not a party to this Agreement.

10. Force Majeure: With respect to any services to be furnished or obligations to be performed hereunder, neither Global nor the Client shall ever be liable for failure to furnish or perform the same when prevented from doing so by strike, lockout, breakdown, accident, order or regulation of or by any governmental authority, or failure of supply, an inability by the exercise of reasonable diligence to obtain supplies, parts or employees or others necessary to furnish such services, or because of war or other emergency, or for any cause beyond its reasonable control; provided, however, that financial inability shall in no event excuse the failure to furnish services or to perform obligations hereunder and the failure to maintain policies of insurance shall never be excused.

11. Miscellaneous: This Agreement shall be construed under and in accordance with the law of the Commonwealth of Massachusetts, without regard to conflicts of law principles thereof, and is executed as a sealed instrument under such laws. Any notice, demand, offer or other writing required or permitted pursuant to this Agreement shall be effective only upon receipt by the addressee thereof via hand delivery, fax, overnight courier or United States mail. This Agreement may be executed in multiple counterparts and each executed copy shall be binding upon all parties hereto. The captions of this Agreement are for convenience and reference only, and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provisions hereof.

12. Denied Claims: All denied claims will be returned to the Client as quickly as possible.

In order to indicate your assent to the terms of this Agreement, kindly execute where indicated below the counterpart copy of this letter and return it to me.

GLOBAL HEALTHCARE RECOVERY SERVICES, LLC

By:	/s/ Janine Boudreau
Title:	President
Date:	6/11/07

MEDICAL SOLUTIONS MANAGEMENT, INC.

By:	/s/ Brian Lesperance

Title:	CEO
Date:	6/5/07

EXHIBIT A: The Services

GLOBAL will provide the following if requested:

For Billing:

• Prepare current monthly billing for all pay classes for services rendered by Client

• Develop quality assurance program

• Research and identify all pay classes, as assigned

• Complete and maintain a comprehensive coding report for all active patients

• Identify coding issues that require follow up and assign appropriate staff person

• Provide training regarding proper billing procedures, if necessary

• Prepare Master Reports for all pay classes assigned

• Prepare and document claims for submission

• Submit 90 day waivers and administrative appeals when necessary

• Bill all necessary TPL carriers

• Provide reports on a weekly basis detailing claims activity

• An Accounts Receivable Aging on a monthly basis

MEDICAL SOLUTIONS MANAGEMENT, INC. will provide GLOBAL:

• Space, telephones and computers when in office

• Remote Access to dial into A/R software system

• Documentation necessary to identify and submit claims

EXHIBIT B: Fees

For Billing:

Eight percent for all collections

Date Prepared: June 5, 2007	JB / BL	Initial

	6/11/07	Date